EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 (UNAUDITED)

	Nine Months Ended		Fiscal Years Ended
(in thousands)	November 1, 2008A	November 3, 2007	February 2, 2008	February 3, 2007B	January 28, 2006	January 29, 2005	January 31, 2004

Consolidated pretax income	$(157,041)	$(3,073)	$60,518	$253,842	$125,791	$175,832	$7,904
Fixed charges (less capitalized interest)	81,844	80,167	111,552	106,136	121,416	157,314	202,432
Distributed income of equity investees	7,593	8,893	9,403	9,393	8,858	9,059	5,991

EARNINGS	$(67,604)	$85,987	$181,473	$369,371	$256,065	$342,205	$216,327

Interest	$67,139	$66,598	$91,556	$87,642	$105,570	$139,056	$181,065
Capitalized interest	2,645	4,990	6,312	4,365	6,092	4,485	2,622
Interest factor in rent expense	14,705	13,569	19,996	18,494	15,846	18,258	21,367

FIXED CHARGES	$84,489	$85,157	$117,864	$110,501	$127,508	$161,799	$205,054

Ratio of earnings to fixed charges	(0.80)	1.01	1.54	3.34	2.01	2.12	1.05

A The earnings were insufficient to cover fixed charges by approximately $152.1 million.
B 53 weeks